[CARDIAC SCIENCE LOGO HERE]

NEWS RELEASE for July 30, 2003 at 1:30 AM EDT

Contact:	Matt Clawson (Investors), or Len Hall (Media) Allen & Caron Inc (949) 474-4300 matt@allencaron.com len@allencaron.com	Roderick de Greef Chief Financial Officer Cardiac Science, Inc. 949-797-3800 rdegreef@cardiacscience.com

CARDIAC SCIENCE ANNOUNCES 2003 SECOND QUARTER,

SIX-MONTH RESULTS

AED Revenue for Quarter Up 43%, Operating Loss Cut by 79%

IRVINE, CA (July 30, 2003)—Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automated public access defibrillators (AEDs) today reported revenue for the second quarter and six months ended June 30, 2003 of $14.5 million and $28.6 million, respectively, a 13.1 percent and 28.6 percent increase over the $12.8 million and $22.2 million for the year-earlier periods. Sales of AEDs and related accessories in the second quarter increased 43 percent over the prior year quarter and are up 56 percent over last year’s six month period.

Operating loss for the 2003 second quarter decreased 79 percent to $621,000, down from $2.9 million in the prior year quarter, and totaled $1.9 million for the six months as compared to $5.8 million in the same period last year. The net loss in the quarter decreased to $2.0 million, or $0.03 loss per share, down from $3.8 million, or $0.06 loss per share, in the corresponding 2002 period. For the six months, the net loss was $4.6 million, or $0.07 loss per share, as compared to $7.2 million, or $0.11 loss per share in 2002. The gross margin for the second quarter increased to 57.2 percent from 48.1 percent in the same prior year period and was up sequentially from 56.6 percent in the first quarter of 2003.

AED related revenue in the second quarter totaled $13.1 million, or 90 percent of the Company’s total revenue, with the balance of the revenue attributable to sales of Powerheart® CRM devices, disposable defibrillator pads and the Company’s Diascope®-brand hospital patient monitors.

Cardiac Science President and CEO Raymond W. Cohen said, “Our AED sales continued to show strength during the second quarter as they outpaced the rate of growth in the market. As a result, we believe our share of the worldwide AED market continues to grow. We anticipate gaining further momentum during the second half of the year as recently announced OEM partners, new distributors and new products come on line during the third and fourth quarters. Overall sales were impacted by lower-than-expected sales of our Diascope monitors overseas, especially in the Middle East.”

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CARDIAC SCIENCE ANNOUNCES 2003 SECOND QUARTER, SIX-MONTH RESULTS

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In the quarter, over 7,000 AED devices were sold to a wide variety of market segments worldwide. The two strongest sectors within the domestic AED market were corporate workplace and municipalities. Combined, these segments accounted for over 67 percent of the total number of AEDs sold in the United States. International AED sales were up 117 percent over the prior year period and accounted for 22 percent of the quarter’s total AED revenue.

About Cardiac Science

Cardiac Science develops, manufactures and markets Powerheart® brand automated portable public access defibrillators and the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms.

Cardiac Science products are marketed in the United States by its 60-person direct sales force and 75 distributors, and by international distributors in more than 50 countries around the world. For more information, please visit the Cardiac Science website at www.cardiacscience.com. For investor information, please visit www.allencaron.com.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the Company’s Form 10-K for the year ending December 31, 2002, subsequent quarterly filings, and other documents filed by the Company with the Securities and Exchange Commission.

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CARDIAC SCIENCE ANNOUNCES 2003 SECOND QUARTER, SIX-MONTH RESULTS

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Cardiac Science, Inc.

Consolidated Statement of Operations

(Unaudited)

In thousands, except share and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue	$14,527	$12,841	$28,551	$22,202
Cost of Goods Sold	6,221	6,667	12,310	11,577

Gross Profit	8,306	6,174	16,241	10,625

Operating Expenses:
Sales and Marketing	3,946	3,852	8,363	7,466
Research and Development	1,393	1,617	2,495	3,170
General and Administrative	3,207	3,074	6,414	5,528
Amortization of Intangibles	381	557	830	1,058
Gain on Settlement	—	—	—	(832)

Total Operating Expenses	8,927	9,100	18,102	16,390

Operating Loss	(621)	(2,926)	(1,861)	(5,765)

Interest and other income/(expense)	(1,483)	(821)	(2,884)	(1,480)
Operating Loss before provision for income taxes	(2,104)	(3,747)	(4,745)	(7,245)
Provision for income taxes	—	—	—	—
Loss before minority interest and discontinued operations	(2,104)	(3,747)	(4,745)	(7,245)

Minority interest in subsidiary	—	(6)	(48)	11
Income from discontinued operations	130	—	237	—

Net loss	$(1,974)	$(3,753)	$(4,556)	$(7,234)

Net loss per share (basic and diluted)	$(0.03)	$(0.06)	$(0.07)	$(0.11)

Weighted average number of shares used in the computation of net loss per share	67,039,034	67,206,578	66,917,471	67,197,423

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CARDIAC SCIENCE ANNOUNCES 2003 SECOND QUARTER, SIX-MONTH RESULTS

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Cardiac Science, Inc.

Condensed Consolidated Balance Sheets

In thousands

	June 30, 2003	December 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,894	$15,598
Accounts receivable, net	14,240	10,986
Inventory	7,235	5,918
Prepaid expenses	960	2,098
Assets held-for-sale	1,399	1,161

Total Current Assets	33,728	35,761
Property and Equipment, net	5,830	5,206
Goodwill and other intangibles, net	106,432	106,546
Other assets	3,249	6,407

	149,239	153,920

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities:
Accounts payable	6,206	6,921
Liabilities held-for-sale	1,794	2,067
Accrued expenses and other current liabilities	6,178	7,596

Total current liabilities	14,178	16,584
Long term notes payable	43,678	41,054
Other long term liabilities	1,002	1,112
Minority Interest	—	900
Total stockholder’s equity	90,381	94,270

	$149,239	$153,920

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